UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2023

AVANT TECHNOLOGIES INC.

(f/k/a TREND INNOVATIONS HOLDING INC.)

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-225433 (Comission File Number)	38-4053064 (I.R.S. Employer Identification Number)

c/o Eastbiz.com, Inc 5348 Vegas Drive, Las Vegas, NV 89108

(Address and telephone number of principal executive offices)

(Issuer’s telephone number)

(702) 509-1747

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable

Item 1.01	Entry Into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain

Officers; Compensatory Arrangements of Certain Officers.

Timothy Lantz - Director and CEO Appointment:

On November 3, 2023, Avant Technologies Inc. (the “Company”) and Timothy Lantz entered into an Employment Agreement pursuant to which Mr. Lantz was retained as Director and Chief Executive Officer (“CEO”).

In consideration for serving as CEO, Mr. Lantz will receive an annual base cash salary of $480,000 plus an annual cash bonus equal to 50% of the annual base salary, to be paid no later than March 15th of the year immediately following the year in which the bonus was earned. In addition, Mr. Lantz will be eligible to equity compensation as follows:

(i)	Incentive Stock Options (ISOs): Effective upon the initiation of employment (the “Start Date”), Mr. Lantz shall receive an initial option grant in the form of an ISO, in a quantity equivalent to 3% of the total outstanding common stock of the Company at that date with an exercise price of $1.01, subject to the following key terms: (a) 4-year vesting, with 25% of the option vesting on the one year anniversary of the Start Date and the remaining 75% vesting ratably on a monthly (1/36 each month) thereafter over a three year term;.
(ii)	Restricted Stock Awards (RSAs): The Company shall grant Mr. Lantz a quarterly RSA equal to $375,000 (the “Quarterly RSA”) for each calendar quarter beginning on August 1, 2023 and continuing throughout the term of employment, payable on a deferred basis. The number of shares of common stock to be issued in such case will be determined by dividing that portion of the Quarterly RSA payable in Stock by 85% of the Company’s ten-day Volume Weighted Average Price (“VWAP”) of the Company’s shares of common stock, for the ten-day period immediately prior to the date of issuance. This represents a 15% discount to the relevant VWAP, which discount shall at no point be less than $0.10 per share.

Notwithstanding the foregoing, if the Company is listed on Nasdaq or any other National Stock Exchange while Mr. Lantz is employed by, or performing advisory services for, the Company in any capacity, the Company shall increase the Quarterly RSA to $450,000 during such employment or performance of advisory services, which increase shall be applied retroactive to August 1, 2023.

Mr. Lantz is an accomplished technology and operational entrepreneur who excels for over 20 years at all stages of business operations, developing and executing growth strategies, including start-up, growth, turn-around, and successful exit—to both strategic and financial buyers. Mr. Lantz served as the acting President & COO of Caresyntax Corporation since 2019 to present, a Venture-backed, multi-national healthcare technology company focused on transforming perioperative care through technology. From 2014 to 2019, Mr. Lantz served as the acting COO and CIO of Sentry Data Systems, a C a Healthcare technology company providing software, analytics, consulting services and real-world data/evidence related to pharmaceutical procurement, utilization and compliance to over 600 US hospitals, 7,000 retail pharmacies, and domestic/international life sciences companies.

The above offers and sales of the securities were made to Mr. Lantz, an accredited investor, and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), with regards to the sales. No advertising or general solicitation was employed in offerings the securities. The offer and sale were made to an accredited investors and transfer of the securities was restricted by the Company in accordance with the requirements of the 1933 Act.

Vitalis Racuis – Vacate CEO position

Effective November 3, 2023 with the appointment of Mr. Lantz as Director and CEO, Mr. Racuis vacated his CEO position and continues serve as a Director, Chief Financial Officer (“CFO”) and Treasurer of the Company.

Paul Averill – COO Resignation

Effective November 3, 2023, Paul Averill resigned as Chief Operating Officer (“COO”) of the Company, so that he may fully devote his efforts to his other business. Mr. Averill’ resignation was not the result of any disagreements with management or board of directors of the Company. The Company under the guidance of Mr. Lantz will negotiate with Mr. Averill a consulting agreement potentially.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreementbetween Avant Technologies Inc. and Timothy Lantz dated November 3, 2023

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 8, 2023	AVANT TECHNOLOGIES INC.

	By:	/s/	Natalija Tunevic
		Name:	Natalija Tunevic
		Title:	Secretary